CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Variable Trust and to the use of our report dated February 16, 2018 on the financial statements and financial highlights of TOPS Aggressive Growth ETF Portfolio, TOPS Balanced ETF Portfolio, TOPS Conservative ETF Portfolio, TOPS Growth ETF Portfolio, TOPS Moderate Growth ETF Portfolio, TOPS Managed Risk Balanced ETF Portfolio, TOPS Managed Risk Growth ETF Portfolio, TOPS Managed Risk Moderate Growth ETF Portfolio, and TOPS Managed Risk Flex ETF Portfolio, each a series of shares of beneficial interest in Northern Lights Variable Trust. Such financial statements and financial highlights appear in the December 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 16, 2018